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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE



                AK Steel to Permanently Close Dover, Ohio Plant



MIDDLETOWN, OH, December 6, 1999 -- AK Steel (NYSE: AKS) said today that it will permanently close its Dover, Ohio plant on January 29, 2000. The plant currently employs about 120 hourly and salaried employees, of whom approximately 35 are currently on layoff status.

  AK Steel took over operation of the plant September 30, 1999 with the acquisition of Armco Inc. The plant includes a carbon steel galvanizing line that produces commodity-grade steel primarily for construction and distribution markets. Prior to the merger, Armco made attempts to sell the facility without success.

  "Unfortunately, the Dover operation did not fit into the AK Steel product line, and the plant has been hampered by years of financial losses," said Richard M. Wardrop, Jr., chairman and chief executive officer of AK Steel.

  AK Steel said the cost of incoming raw materials, primarily the cold-rolled substrate used for coating, precluded the operation from being profitable. The company said it would record a special charge of approximately $35 million, on a pre-tax basis, in the fourth quarter of 1999 as a result of the shutdown. The shutdown charges include employee severance costs and asset writedowns, and was contemplated within the estimated $150 million to $175 million of one-time charges the company previously said it might incur as a result of its merger with Armco.

  AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,500 men and women in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel. Additional information about AK Steel is available on the company's web site at www.aksteel.com.